                             LEASE AND USE AGREEMENT

                                 By and Between

                                 CITY OF DALLAS

                                 By and Through

                                       ITS

                               PARK AND RECREATION

                                      BOARD

                                       AND

                         PACE ENTERTAINMENT GROUP, INC.

                             DATED: December 9, 1987

                                      INDEX

                                                                         PAGE
                                                                         ----

ARTICLE I - Grant of Lease and Access and Parking Rights
       Section 1.01         Leasing Clause .............................   4
       Section 1.02         Grant of Rights in Parking Tract ...........   4
       Section 1.03         Time of Use ................................   7

ARTICLE II - Term

       Section 2.01         Term .......................................   7
       Section 2.02         Commencement Date ..........................   7

ARTICLE III - Consideration

       Section 3.01         Consideration ..............................   8
       Section 3.02         Rental for Initial Lease Year ..............   8
       Section 3.03         Rental for Remaining Lease Years ...........  10
       Section 3.04         Ticket Sales Rental ........................  13
       Section 3.05         Payments and Accounting ....................  13
       Section 3.06         CPI ........................................  14

ARTICLE IV - Improvements

       Section 4.01         Improvements by Pace .......................  15
       Section 4.02         City Improvements ..........................  16
       Section 4.03         Approvals Required .........................  17
       Section 4.04         Recognition to the Parks and
                            Recreation Department ......................  17

       Section 4.05         No Liens ...................................  18
       Section 4.06         City Cooperation ...........................  19
       Section 4.07         Unforeseen Defects .........................  19
       Section 4.08         Alterations ................................  20

ARTICLE V - Use of Amphitheatre Tract and Parking Tract

       Section 5.01         Use ........................................  20
       Section 5.02         Compliance with Laws .......................  22
       Section 5.03         Repair .....................................  23
       Section 5.04         City's Right to Perform
                              Pace's Covenants .........................  24

       Section 5.05         Security ...................................  24
       Section 5.06         Utilities ..................................  25

ARTICLE VI - Use of Parking Tract


                                      (i)

       Section 6.01         Use ........................................  25
       Section 6.02         Maintenance and Repair of
                               Parking Improvements ....................  25
       Section 6.03         Damage or Destruction ......................  26
       Section 6.04         Pace's Right to Perform
                               City's Covenants ........................  26

ARTICLE VII - City Use of Amphitheatre

       Section 7.01         City Use ...................................  27
       Section 7.02         Third Party Use ............................  28
       Section 7.03         Non-Gated Use ..............................  28
       Section 7.04         Rights of Subtenants; City
                               Obligations .............................  28

ARTICLE VIII - Replacement Parking

       Section 8.01         Designation ................................  29
       Section 8.02         Review by Pace .............................  30
       Section 8.03         Resolution .................................  31
       Section 8.04         Dispute as to Exercise of
                             Reasonable Discretion .....................  32
       Section 8.05         Costs and Expenses .........................  32

ARTICLE IX - Insurance and Indemnity

       Section 9.01         Liability Insurance ........................  33
       Section 9.02         Property Insurance .........................  33
       Section 9.03         Builder's Risk and Bonds ...................  34
       Section 9.04         Policies ...................................  34
       Section 9.05         Named Insureds; Adjustment
                              of Losses ................................  34
       Section 9.06         Indemnity of the City ......................  35
       Section 9.07         Indemnity of Pace ..........................  36

ARTICLE X - Assignment and Subletting

       Section 10.01        Assignment .................................  37
       Section 10.02        Subletting .................................  38
       Section 10.03        Assumption of Liability ....................  38
       Section 10.04        Permitted Mortgagee Provisions .............  39

ARTICLE XI - Default of Pace

       Section 11.01        Events of Default ..........................  44
       Section 11.02        Events upon Termination ....................  46

ARTICLE XII - Default of the City

       Section 12.01        Defaults ...................................  46
       Section 12.02        Remedies ...................................  47


                                      (ii)

ARTICLE XIII - Condemnation and Casualty

       Section 13.01        Definitions ................................  47
       Section 13.02        Entire Taking ..............................  48
       Section 13.03        Partial Taking .............................  48
       Section 13.04        Temporary Taking ...........................  49
       Section 13.05        Condemnation Award .........................  49
       Section 13.06        Consent of Pace and
                             Permitted Mortgagee .......................  50
       Section 13.07        Casualty ...................................  51
       Section 13.08        Proceeds ...................................  51


ARTICLE XIV - Title and Other Warranties

       Section 14.01        The City's Warranty of Title ...............  52
       Section 14.02        Obligation to Provide Access
                                     and Parking .......................  52
       Section 14.03        Quiet Enjoyment ............................  53
       Section 14.04        City Warranties ............................  53
       Section 14.05        Pace Warranties ............................  53

ARTICLE XV - Taxes

       Section 15.01        Exemption from Taxes .......................  54
       Section 15.02        Pace's Payment of Taxes
                               if Not Exempt ...........................  54

ARTICLE XVI - Miscellaneous

       Section 16.01        Confirmation Letter ........................  55
       Section 16.02        Notices ....................................  55
       Section 16.03        Modifications ..............................  56
       Section 16.04        Descriptive Headings .......................  56
       Section 16.05        Unavoidable Delay ..........................  57
       Section 16.06        Venue ......................................  57
       Section 16.07        Applicable Law .............................  57
       Section 16.08        Interpretation .............................  57
       Section 16.09        Circumstances Under which
                              Liens Permissible ........................  58

       Section 16.10        Waiver of Landlord's Lien ..................  58
       Section 16.11        Conditions Precedent
                               to Commencement Date ....................  58

       Section 16.12        Liaison Committee ..........................  59
       Section 16.13        Coordination with Fair Park
                              General Manager ..........................  59

       Section 16.14        Non-Discrimination .........................  60
       Section 16.15        Minority Business
                              Enterprise ...............................  60

       Section 16.16        Partial Invalidity .........................  60



                                      (iii)

EXHIBIT "A"      - Amphitheatre Tract
EXHIBIT "B"      - Site Plan
EXHIBIT "C"      - Parking Tract
EXHIBIT "D"      - Assigned Parking Area
EXHIBIT "E"      - Coliseum Lots

                               LEASE AND USE AGREEMENT

      This Lease and Use Agreement (this "Agreement") is entered into as of the 9th day of December, 1987, by and between CITY OF DALLAS, a duly incorporated and existing city, political subdivision and municipality of the State of Texas, by and through its PARK AND RECREATION BOARD (collectively, the "City"), and PACE ENTERTAINMENT GROUP, INC., a Delaware corporation duly authorized to transact business in the State of Texas ("Pace"), sometimes collectively referred to as the "Parties" or singularly the "Party."

                                    RECITALS

      A. The City is the fee simple owner of a 12.0258 acre tract of land situated in Dallas County; Texas, being more particularly described on Exhibit "A", attached hereto and made a part hereof for all purposes (the "Amphitheatre Tract"), and being depicted on Exhibit "B", attached hereto and made a part hereof for all purposes (the "Site Plan").

      B. The City is the fee simple owner of an approximately 44.8041 acre tract of land situated in Dallas County, Texas contiguous to the Amphitheatre Tract, being more particularly described on Exhibit "C", attached hereto and made a part hereof for all purposes (the "Parking Tract"), and being depicted on the Site Plan.

      C. The Amphitheatre Tract and the Parking Tract are adjacent to and are a part of the tract of land owned by the City commonly known as "Fair Park", which land has been the location of the annual State Fair of Texas exposition for many years.

      D. The City and The State Fair of Texas, a Texas nonprofit corporation, have heretofore entered into an agreement to provide for the enhanced year-round utilization of Fair Park as an entertainment center, tourist attraction, park and fair grounds and to provide a location for the annual State Fair of Texas exposition.

      E. The City desires to enhance the public enjoyment of Fair Park by the creation of an outdoor amphitheatre for the performing arts.

      F. The City has determined that such an outdoor amphitheatre for the performing arts and related parking is an appropriate public park use and is consistent with the purposes for which the land was acquired and has been used as well as the present and future utilization of Fair Park as a year-round entertainment center, tourist attraction, park and fair grounds for the enjoyment and benefit of the general public.

      G. The City has determined that the establishment of an amphitheatre at Fair Park will benefit the public and increase cultural opportunities for all residents of the City.

      H. The City desires to lease the Amphitheatre Tract to Pace for the construction of an amphitheatre and related improvements, buildings and facilities (the "Amphitheatre") designed to accommodate approximately 7,000 persons in its enclosed seating area with lawn seating for an additional 13,000 persons in order to provide a facility for public performances that will offer the public such amenities as landscaped grounds, musicians' dressing and lounge areas, concession stands and catering facilities.

      I. Pace is willing to construct the Amphitheatre, at its sole cost and expense, to pay the City a minimum guaranteed rental together with an inflationary increase, to operate the Amphitheatre for its own use and to make it available to the City for specified events with the net proceeds thereof being paid to the City.

      J. The City has further determined that additional and substantial economic benefit will be derived by the South Dallas/Fair Park community through Pace's additional rental payments to the City for its proposed South Dallas Economic Development Fund.

      K. The City has determined that the Amphitheatre Tract and the Parking Tract are under the management and control of the Park and Recreation Board and that the lease of the Amphitheatre Tract and the grant of certain rights in and to the Parking Tract to Pace is an appropriate use of the property and are duly authorized pursuant to the provisions of Ch. XVII 4(c)(11) and 4(c)(15) of the CHARTER of the City of Dallas, Texas and Section 306.038(b) of the Texas Local Government Code (Vernon 1988 Pamphlet).

      L. Pace has agreed that Pace will use its best efforts to (1) have its concessionaires utilize minority vendors and suppliers, (2) have its ticket distribution sources utilize minority ticket distribution outlets, and (3) develop an employment program designed to provide priority job opportunities for persons residing adjacent to Fair Park during the periods of construction and operations.

      M. Pursuant to Resolution No. 87-3928, adopted by the City Council and the Park and Recreation Board of the City of Dallas on December 9, 1987 and the minutes thereof, the City is authorized to lease the Amphitheatre Tract and grant certain rights in the Parking Tract for development and use as set forth herein.

      N. Pace desires to lease and take from the City the Amphitheatre Tract and accept from the City the grant of rights in and to the Parking Tract.

                                    ARTICLE I

                  Grant of Lease and Access and Parking Rights

      Section 1.01. Leasing Clause. Upon and subject to the terms, provisions and conditions hereinafter set forth, the City hereby leases and demises to Pace, and Pace does hereby take and lease from the City, the Amphitheatre Tract (hereinafter referred to as the "Leased Premises").

      Section 1.02. Grant of Rights in Parking Tract. In order to assure that adequate and sufficient access to the Amphitheatre and parking space is available to Pace and the patrons attending events at the Amphitheatre, upon and subject to the terms, provisions and conditions hereinafter set forth, the City does hereby assign, create and establish in favor of Pace and its successors and assigns, for the purposes and uses set forth herein, the following rights in and to the City owned and operated Parking Tract and certain other surface parking lots:

            (a) Access. A non-exclusive, irrevocable right to the use at all times of the Parking Tract for the purpose of vehicular and pedestrian access to and from the Leased Premises and/or the Assigned Parking Area (as hereinafter defined) to Pennsylvania Avenue and/or public dedicated roadways;

            (b) Assigned Parking. An exclusive, irrevocable right to the use at all times of the tract of land (the "Assigned Parking Area") within the Parking Tract described on Exhibit "D", attached hereto and incorporated herein by reference for all purposes, and being depicted on the Site Plan;

            (c) Parking Tract. On such dates that (i) Pace has notified the Fair Park General Manager pursuant to the provisions of Section 16.13 that an entertainment, recreational, cultural or social event is scheduled at the Amphitheatre and/or (ii) Pace or an Affiliate (as defined in Section 10.01) shall produce or sponsor such an event at the Cotton Bowl, an exclusive, irrevocable right to use the Parking Tract for the purpose of parking motor vehicles, together with an exclusive, irrevocable right to the use of the portions of the Parking Tract designated as driveways, ramps and accessways for the purposes of vehicular and pedestrian access from the Parking Tract to the Leased Premises, Fair Park and/or other public dedicated roadways, as well as the uses permitted pursuant to
      Section 5.01(a) hereof; provided, however, during the approximately twenty-four (24) days during the month of October of each year that The State Fair of Texas, Inc. conducts the annual State Fair of Texas exposition at Fair Park (the "Period of the Fair"), the thirty (30) days before and fourteen (14) days following the Period of the Fair and on January 1 of each year, such right to use the Parking Tract shall be subject to the rights of The State Fair of Texas, Inc. in that certain Fair Park Contract dated April 20, 1987 by and between the City of Dallas and The State Fair of Texas, Inc., as amended by that certain First Amendment to Fair Park Contract executed by the City of Dallas and The State Fair of Texas, Inc. on or before the Commencement Date (the Fair Park Contract as amended by the First Amendment to Fair Park Contract being hereinafter referred to as the "Fair Park Contract")

            (d) Coliseum Lots. On such dates that Pace has notified the Fair Park General Manager pursuant to the provisions of Section 16.13 that a confirmed entertainment, recreational, cultural or social event is scheduled at the Amphitheatre and provided that such surface parking lots have not been theretofore reserved in writing by another Fair Park tenant with the Fair

      Park General Manager for parking to the extent necessary in connection with the then confirmed use of another Fair Park facility, an exclusive, irrevocable right to use those surface parking lots depicted on Exhibit "E", attached hereto and incorporated herein by reference for all purposes (the "Coliseum Lots"), for the purpose of parking motor vehicles.

            (e) Parking Tract Rights. The rights set forth in subsection (a),
      (b), (c) and (d) are collectively hereinafter referred to as the "Parking Tract Rights".

      Section 1.03. Time of Use. On such dates that Pace is entitled to use the Parking Tract and the Coliseum Lots pursuant to Sections 1.02(c) and (d), such period of permitted use will be a twenty-four (24) hour period commencing at 6:00 a.m. on the day of the event.

                                   ARTICLE II

                                      Term

      Section 2.01. Term. The term of this Agreement shall be for a period commencing on the Commencement Date (as defined in Section 2.02) and ending on December 31, 2028. The term of this Agreement is hereinafter referred to as the "Term".

      Section 2.02. Commencement Date. The Term of this Agreement shall commence on the date on which the last of the conditions precedent set forth in Section
16.11 have been satisfied (the "Commencement Date"). The City and Pace shall confirm by letter the Commencement Date.

                                   ARTICLE III

                                  Consideration

      Section 3.01. Consideration. In consideration of the mutual obligations and undertakings described herein and the lease and demise by the City to Pace of the Leased Premises and the assignment of the Parking Tract Rights, Pace agrees to construct the Amphitheatre in accordance with the terms and conditions hereof and to pay the rental hereinafter set forth.

      Section 3.02. Rental for Initial Lease Year. Pace shall pay to the City rental for the Leased Premises and the Parking Tract Rights for the initial Lease Year (as hereinafter defined) in an amount calculated as follows:

            (a) Minimum Guaranteed Rental (herein so called) for the initial Lease Year shall be the applicable sum set forth below:

                  (i) if Commencement of Operations (as hereinafter defined)
            occurred on or before June 15 of such Lease Year, One Hundred Thousand and No/l00 Dollars ($100,000.00);

                  (ii) if Commencement of Operations occurred after June 15 but on or before July 15 of such Lease Year, Seventy-Five Thousand and No/l00 Dollars ($75,000.00);

                  (iii) if Commencement of Operations occurred after July 15 but on or before August 15 of such Lease Year, Fifty Thousand and No/100 Dollars ($50,000.00); and

                  (iv) if Commencement of Operations occurred after August 15 of such Lease Year, Twenty-Five Thousand and No/l00 Dollars
            ($25,000.00).

            (b) In addition to Minimum Guaranteed Rental, Pace shall also pay to the City for the Leased Premises and the Parking Tract Rights for the initial Lease Year, as additional rental (the "Event Rental"), an amount equal to (i) initial Lease Year event revenues (as hereinafter defined) for such Lease Year less (ii) Minimum Guaranteed Rental for such Lease Year. For purposes of this Section 3.02(b) only, the term "initial Lease Year event revenues" shall mean all revenues actually received by Pace from paid admission ticket sales from the presentation of the applicable number of events specified below to be presented for the benefit of the City at the Amphitheatre pursuant to Section 7.01 during the initial Lease Year, less all sales and amusement taxes, if applicable, disbursements made and reasonable and necessary costs incurred (operational or maintenance) relating to the presentation of such events:

                  (i) if Commencement of Operations occurred on or before June
            15 of such Lease Year, fourteen (14) events;

                  (ii) if Commencement of Operations occurred after June 15 but on or before July 15 of such Lease Year, ten (10) events;

                  (iii) if Commencement of Operations occurred after July 15 but on or before August 15 of such Lease Year, seven (7) events; and

                  (iv) if Commencement of Operations occurred after August 15 of such Lease Year, three (3) events.

            (c) The term "Lease Year" shall mean the period beginning on the Commencement Date and ending on December 31, 1988 and each subsequent calendar year thereafter.

            (d) The term "Commencement of Operations" shall mean the date the Amphitheatre shall first be opened to the public for presentation of a musical or theatrical production.

      Section 3.03. Rental for Remaining Lease Years.

            (a) Pace shall pay to the City for the Leased Premises and the Parking Tract Rights Minimum Guaranteed Rental for each of the remaining Lease Years in the amount for each respective Lease Year as specified below:

            Lease Year              Minimum Guaranteed Rental
            ----------              -------------------------

               2 - 4                      $150,000.00
               5 - 40                     $200,000.00

            (b) Pace shall pay to the City for the Leased Premises and the Parking Tract Rights Minimum Guaranteed Rental for each of the ninth (9th) through thirteenth (13th) Lease Years in an amount to be determined as of the commencement of the ninth (9th) Lease Year equal to the sum of (i) Minimum Guaranteed Rental for the immediately preceding Lease Year plus
      (ii) an amount equal to the product of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Base Cost") times the increase stated as a percentage in the CPI (as hereinafter defined) during such eight (8) year period; provided, however, that for purposes of this Section the increase, if any, in the CPI during such eight (8) year period shall not exceed three percent (3%) per year. The term "CPI" shall mean the annual revised Consumer Price Index for all Urban Consumers (CPI-U) Dallas/Fort Worth (All Items: 1967 = 100) published by the Bureau of Labor Statistics, United States Department of Labor. For example, if the increase in the CPI during the initial eight (8) years of the Term were:

                        Actual                  Limited
      Year              Increase                Increase
      ----              --------                --------

         2                  2%                       2%
         3                  2%                       2%
         4                  4%                       3%
         5                  1%                       1%

         6                 3%                      3%
         7                 6%                      3%
         8                 2%                      2%

      then the percentage increase utilized in calculating Minimum Guaranteed Rental would be sixteen percent (16%). Accordingly, the Minimum Guaranteed Rental for the ninth (9th) through the thirteenth (13th) Lease Years would increase by $32,000.00 ($200,000.00 x 16%) to $232,000.00.

            (c) The Minimum Guaranteed Rental for each Lease Year commencing with the fourteenth (14th) Lease Year and continuing through the remaining Term shall be adjusted as of the commencement of each 5-year period thereafter in accordance with the formula set forth in Section 3.03(b); provided, however, that in applying such formula for adjustment, the Base Cost shall mean the adjusted Minimum Guaranteed Rental for the immediately preceding Lease Year.

            (d) In addition to Minimum Guaranteed Rental, Pace shall also pay to the City for the Leased Premises and the Parking Tract Rights for each Lease Year following the initial Lease Year, as additional rental, Event Rental equal to (i) Event Revenues (as hereinafter defined) for such Lease Year less (ii) Minimum Guaranteed Rental for such Lease Year. For purposes of this Section 3.03(d), the "Event Revenues" shall mean all revenues actually received by Pace from paid admission ticket sales from the presentation of the events to be presented for the benefit of the City at the Amphitheatre pursuant to
      Section 7.01 during such Lease Year, less all sales and amusement taxes, if applicable, disbursements made and reasonable and necessary costs incurred (operational or maintenance) relating to the presentation of such events.

      Section 3.04. Ticket Sales Rental. In addition to Minimum Guaranteed Rental and Event Rental, if applicable, Pace shall also pay to the City for the Leased Premises and the Parking Tract Rights, as additional rental ("Additional Rental"), an amount equal to the product obtained by multiplying (a) ten cents ($.10) times (b) the total number of paid admission tickets sold to all public events at the Amphitheatre, exclusive of the events described in Section 7.01. It is the intent of Pace and the City that such Additional Rental be used by the City as a "South Dallas Economic Development Fund" to assist in programs, activities and improvements in the South Dallas/Fair Park area. Additional Rental shall be payable on or before the last day of the month following the month in which the tickets to which such rental is applicable were sold.

      Section 3.05. Payments and Accounting. The Minimum Guaranteed Rental and Event Rental, if applicable, shall be payable on or before the expiration of one hundred twenty (120) days following the presentation of the last in the series of events presented for the benefit of the City pursuant to Section 7.01. Following each of the events, Pace shall prepare and deliver to the City a statement of revenues and expenses made with respect to such event certified by an officer of Pace. Pace shall maintain full and adequate books of account and other records and shall make the same available to an authorized representative of the City reflecting the results of the events and all transactions pertaining to revenues and expenses. All such records shall be retained and preserved for at least three (3) years following the event to which they relate. In the event the City is not satisfied with the statements of revenues and expenses submitted by Pace, Pace shall accord to the accountants, employers, agents and attorneys of the City, at the expense of the city, the right to conduct an audit of such records with respect to transactions pertaining to revenues and expenses. Pace shall promptly pay to the City any deficiency or the City shall promptly refund to Pace any overpayment, as the case may be, which is established by such audit.

      Section 3.06. CPI. In the event that (a) the Bureau of Labor Statistics ceases to use the 1967 average of 100 as the basis of calculation, (b) a substantial change is made in the number or character of "market basket" items used in determining the CPI, (c) the City and Pace mutually agree in writing that the CPI does not accurately reflect the purchasing power of the dollar, or
(d) the CPI shall be discontinued for any reason, the Bureau of Labor Statistics shall be requested to furnish a new index comparable to the CPI together with information which will make possible the conversation to the new index in computing the adjusted rental. If for any reason the Bureau of Labor

Statistics does not furnish such an index and such information, the Parties shall thereafter accept and use such other index or comparable statistics on the cost of living for Dallas County, Texas, as shall be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the City and Pace.

                                   ARTICLE IV

                                  Improvements

      Section 4.01. Improvements by Pace.

            (a) Pace covenants and agrees that, commencing on the Commencement Date, it will, subject to the provisions of this Article IV, undertake and diligently pursue to completion the construction of, and installation of appropriate equipment for, the Amphitheatre.

            (b) Pace covenants and agrees that the construction of the Amphitheatre shall be commenced (the "Construction Commencement Date") on or before the expiration of one hundred eighty (180) days from the Commencement Date. For purposes hereof, commencement of construction shall be deemed to have occurred upon the commencement of site preparation work upon the Leased Premises and the execution of a properly bonded general construction contract for the Amphitheatre. Pace shall confirm by letter to the City the commencement of construction.

      Section 4.02. City Improvements. Provided that the total construction cost to the City shall not exceed $3,500,000.00, the City covenants as follows:

            (a) the City shall, at its sole cost and expense, construct a fully-paved parking lot with drainage, striping and lighting on the Parking Tract. The City shall, at its sole cost and expense, provide a security fence around the entire perimeter of the Parking Tract and the Leased Premises.

            (b) the City, at its sole cost and expense, shall also provide for a separate V.I.P. designated parking area immediately adjacent to the Amphitheatre within the Assigned Parking Area with fencing, lighting and landscaping of an enhanced quality.

            (c) the City further agrees that it shall, at its sole cost and expense, be responsible for all utility relocations, connections and street alignments required in connection with the improvement of the Parking Tract. The City may choose to install retaining walls at the rear of the Amphitheatre berm instead of moving or re-aligning the area formerly designated as Pennsylvania Avenue and the utilities adjacent thereto or elsewhere within the Parking Tract.

            (d) the City acknowledges that time is of the essence and covenants and agrees that it will commence construction on or before the expiration of thirty (30) days, as such date may be extended in order to afford the City the time period necessary for compliance with state bid laws, following the Construction Commencement Date and diligently pursue to completion the construction of all items described in Section 4.02 (the "Parking Improvements"). For purposes hereof, commencement of construction shall be deemed to have occurred upon the award by the City of a general construction contract for the Parking Improvements.

      Section 4.03. Approvals Required. Any construction of the Amphitheatre by Pace and the Parking Improvements by the City shall be in substantial accordance with plans, including, without limitation, lighting plans, landscaping plans and parking plans, prepared by Pace and approved by the Park and Recreation Board, which approval shall not be unreasonably withheld or delayed.

      Section 4.04. Recognition to the Parks and Recreation Department. Pace covenants and agrees that Pace shall install signage on the Leased Premises of a design and in a location mutually acceptable to Pace and the City, which signage shall contain a designation similar to the following: "This facility is developed in cooperation with the Dallas Parks and Recreation Department."

      Section 4.05. No Liens. Pace covenants and agrees that any building and other improvements constructed on the Leased Premises shall be completed free and clear of all liens and claims of any person, excepting any Permitted Mortgage (as hereinafter defined) expressly permitted under the terms hereof, which Permitted Mortgage shall expire upon the expiration of the Term; provided, however, that Pace shall have the right in good faith to contest any and all bills, fees and claims, being obligated to pay the contested item only if and when liability is established against Pace or against the Leased Premises and provided, further, that Pace shall bond any such liens in the event any claimant seeks to foreclose any such lien. Pace covenants and agrees to protect, indemnify, defend and hold harmless the City and the City's interests in the Leased Premises from any and all bills and claims, liens and rights to liens for laborers and materials and architects', contractors' and subcontractors' claims, and all other fees, claims and expenses incident to the construction and completion of any buildings or any other improvements constructed on the Leased Premises and to provide such bonds as are required pursuant to Section 9.03. Pace shall conform to and observe all laws and ordinances, rules and regulations affecting such construction; provided, however, Pace shall have the right in good faith to contest any such law, ordinance, rule or regulation. The term "Permitted Mortgagee" shall mean the holder of a mortgage (a "Permitted Mortgage") of this Lease (which may include Pace's interest as lessee in any present or future leases and any other interest of Pace in any personal property upon the Leased Premises).

      Section 4.06. City Cooperation. The City agrees to cooperate with Pace in expediting and obtaining all necessary zoning classification changes or variances, special use permits, amendments to noise ordinances, alcoholic beverage permits, building permits, certificates of occupancy and other licenses and permits relating to the construction and operation of the Amphitheatre, provided, however, nothing herein constitutes a waiver by the City of its governmental powers or authority or a guarantee by the City that such matters can be accomplished to Pace's satisfaction.

      Section 4.07. Unforeseen Defects. In the event that prior to or during the period of construction of the Amphitheatre, Pace discovers any unknown or unforeseen subsurface defect or circumstance (it being agreed that subsurface soil conditions shall not be considered such a defect or circumstance) existing with respect to the Leased Premises, Pace shall be entitled to (i) redesign the Amphitheatre so that the total cost of developing the Amphitheatre and curing or satisfying such defect or circumstance shall equal the total project cost for developing the Amphitheatre originally contemplated by Pace (approximately $8,500,000.00), (ii) submit such redesigned plans to the Park and Recreation Board for its approval, which approval shall not be unreasonably withheld or delayed and (iii) thereafter, the obligation of Pace pursuant to Section 4.01 shall be to construct the Amphitheatre pursuant to such redesigned approved plans. In the event Pace is unable to accomplish such redesign in (i) above such that the Amphitheatre cannot be practically or economically used or the Park and Recreation Board fails to approve the redesigned plans, Pace shall have the option to (i) terminate this Agreement by written notice to the City, (ii) construct on the Leased Premises improvements substantially equal to the Parking Improvements and
(iii) thereafter, the Parties hereto will have no further liability hereunder one to the other.

      Section 4.08. Alteration. Pace shall be entitled from time to time to alter, add to, demolish, reconstruct or remodel the Amphitheatre so long as the same does not materially adversely affect the utility of the Amphitheatre facilities or the exterior appearance thereof. Any other alteration, addition, demolition, reconstruction or remodeling shall require the prior written approval of the Park and Recreation Board, which approval shall not be unreasonably withheld or delayed.

                                    ARTICLE V

                            Use of Amphitheatre Tract

                                and Parking Tract

      Section 5.01. Use.

            (a) Pace shall have the right to use the Leased Premises for the purpose of providing, developing, maintaining, operating, improving, repairing and rebuilding the Amphitheatre for entertainment, recreational, cultural and social uses together with food and beverage service and retail and commercial uses normally associated with or customarily available in entertainment or amusement facilities similar to the Amphitheatre, such as Six Flags Over Texas and Reunion Arena, including, without limitation, souvenir, gift and novelty retail establishments, box office and sponsor services. Further, Pace shall have the right to use the Leased Premises for such other uses as shall be approved in advance in writing by the City. Pace shall be entitled to charge such admission fees, parking charges and other fees as it may from time to time determine and retain such funds for its own use, subject only to the rental requirements described in Article III herein.

            (b) Pace shall have the right to use the Parking Tract solely for the purposes of (i) parking of motor vehicles, (ii) pedestrian and vehicular ingress and egress to and from the Leased Premises, the Assigned Parking Area, Fair Park and/or other public dedicated roadways, and (iii) the other uses permitted on the Leased Premises pursuant to Section 5.01(a) within the Amphitheatre by Pace and its successors, assigns, agents, contractors, tenants, concessionaires, licensees, employees, customers, guests, patrons and invitees and the agents, contractors, employees, customers, guests, patrons and invitees of the tenants, concessionaires and licensees of Pace, its successors and assigns. Pace shall be entitled to charge such admission fees, parking charges and other fees as it may from time to time determine and retain such funds for its own use, subject only to the rental requirements described in Article III herein.

      Section 5.02. Compliance with Laws. Pace agrees not to use the Leased Premises or any building situated thereon or on any part thereof for any use or purpose in violation of any valid and applicable law, regulation or ordinance of the United States, the State of Texas, the City of Dallas, or other lawful authority having jurisdiction over the Leased Premises. Notwithstanding the foregoing, however, the Parties acknowledge their sensitivity to the issue of sound emissions, with the City desiring the operation of the Amphitheatre in a manner that will not create undue noise interference with the enjoyment of adjoining property and which operation the City believes will be satisfied by Pace's compliance with regulations limiting sound emissions promulgated in the Dallas Development Code as they exist on the Commencement Date and with Pace agreeing to comply with such current regulations. Pace recognizes the legislative power of the City to enact and enforce appropriate noise regulations to protect the public welfare. Because of this recognized importance to Pace that regulations limiting sound emissions applicable to Pace's operation of the Amphitheatre not be made more restrictive, the City asserts that it is its present intent not to impose upon Pace in connection with its operation of the Amphitheatre regulations limiting sound emissions more restrictive than those existing on the Commencement Date, the City believing that the current and revised regulations are reasonable and appropriate. The City further agrees, in its capacity as landlord, that, so long as neither the City nor the Leased Premises will be subjected to any liability, penalty or forfeiture, Pace may at its sole cost and expense, and in its own name, contest the validity or applicability of any such law, regulation or ordinance and may defer its compliance therewith during the pendency of such contest only for such time as enforcement of such law is stayed by valid court order.

      Section 5.03. Repair. As of the Commencement Date, Pace accepts the Leased Premises as suitable for its intended use. Pace shall keep any improvement or building that from time to time may be on the Leased Premises in a reasonably good state of repair, shall be responsible for the active upkeep, maintenance, sanitation and good appearance of the Leased Premises and shall keep the grounds of the Leased Premises free of trash, rubbish and fire hazards, and upon the termination of this Agreement, Pace shall deliver up the Leased Premises and all buildings and improvements then situated thereon in good condition, reasonable wear and tear and casualty excepted, and said buildings and improvements shall become the property of the City; provided, however, furniture, furnishings, trade fixtures, machinery, business equipment or other movable personal property installed in any space occupied by Pace or any subtenant shall not be deemed to be included as part of the building and may be removed at or prior to the expiration of the Term of this Agreement.

      Section 5.04. City's Right to Perform Pace's Covenants. If Pace defaults in the performance of any of its covenants, obligations or agreements contained in this Agreement, other than the obligation to pay rent, the City, after written notice to Pace and any Permitted Mortgagee, within the time periods provided elsewhere in this Agreement, specifying such default (or shorter notice if any emergency exists), may (but without any obligation so to do), after the expiration of such notice period, perform the same for the account and at the expense of Pace, and the amount of any payment made shall be payable by Pace to the City within forty-five (45) days after demand therefor, and if not so paid, such amount with interest thereon at the rate of ten percent (10%) per annum from the due date until paid and reasonable attorneys' fees, if awarded by a court, shall be payable by Pace to the City and may be treated, at the City's option, as a monetary default hereunder pursuant to Section 11.01.

      Section 5.05. Security. Pace may install landscaping, fences, walls or other screening as Pace reasonably finds appropriate in order to secure the Leased Premises. All costs of security personnel incurred in connection with the use of the Amphitheatre shall be paid by Pace.

      Section 5.06. Utilities. Pace agrees that any water or sewer lines constructed shall be connected to governmentally approved water and sewer systems. All costs of utility usage shall be paid by Pace.

                                   ARTICLE VI

                              Use of Parking Tract

      Section 6.01. Use. The City hereby agrees that, throughout the Term, the Parking Tract will be used solely for lawful purposes. The City shall comply with all laws applicable to the Parking Tract; provided that the City shall have the right, in good faith, at its sole cost and expense, and in its own name, to contest the validity or applicability of any law, and may defer its compliance therewith during the pendency of such contest only for such time as enforcement of such law is stayed by valid court order.

      Section 6.02. Maintenance and Repair of Parking Improvements. Except as set forth in the following sentence, the City covenants to keep in clean condition and to perform or cause to be performed all maintenance, repairs and replacements including, but not limited to, painting, restriping, re-paving and other repairs, to the Parking Improvements, in order to keep the same at all times in reasonably good condition, such maintenance to include, but not be limited to, maintaining the surface, removing all papers, debris, filth and refuse and thoroughly sweeping the area, placing, keeping in repair, and replacing any necessary directional signs, striping, markers and lines, operating, keeping in repair and replacing, when necessary, lighting facilities, maintaining all perimeter walls in good condition, and maintaining and replacing as necessary all landscaping. Notwithstanding the foregoing, however, after each use of the Parking Improvements by Pace pursuant to Section 1.02(c), Pace covenants to clean the Parking Improvements, including, but not limited to, removing all papers, debris, filth and refuse and thoroughly sweeping the area.

      Section 6.03. Damage or Destruction. The City shall promptly commence to completely repair and restore, and shall repair and restore any damage or destruction at its sole cost and expense, to substantially the same condition existing immediately prior to the casualty and pursue such repair and restoration with diligence and continuity to completion, subject, however, to the terms of this Agreement. Any proceeds of insurance policies payable with respect to, and attributable to, such damage or destruction which are reasonably necessary for the repair or restoration of the Parking Improvements shall be paid first for the costs and expenses of repair and restoration of the Parking Improvements and any excess proceeds shall be paid the City to be used for any lawful purpose.

      Section 6.04. Pace's Right to Perform City's Covenants. If the City defaults in the performance of any of its covenants, obligations or agreements contained in this Agreement, Pace, after written notice to the City, within the time period provided elsewhere in this Agreement specifying such default (or shorter notice if any emergency exists), may (but without any obligation so to do), after the expiration of such notice period, perform the same for the account and at the expense of the City, and shall file a written claim with the City seeking payment and the amount of any payment made shall be payable by the City to Pace within forty-five (45) days after the filing of such claim, and if not so paid, such amount with interest thereon at the rate of ten percent (10%) per annum from the due date until paid and reasonable attorneys' fees, if awarded by a court, shall be payable by the City to Pace or at Pace's option, Pace may deduct the amount of any payment made and interest accrued thereon from and offset such amounts against amounts due under this Agreement as Minimum Guaranteed Rental, Event Rental, Additional Rental, or any other sum payable by Pace to the City hereunder.

                                   ARTICLE VII

                            City Use of Amphitheatre

      Section 7.01. City Use. Pace agrees that the City shall have the right to use the Amphitheatre, free of any rent, from time to time on such dates as may be approved by Pace, but not to exceed fourteen (14) events during each Lease Year; provided, however, that during the initial Lease Year, such maximum number of dates shall be as specified in Section 3.02(b). It is the intent of the parties that Pace and the City shall jointly select the dates to be utilized for the City's benefit as well as the nature of the program and event to occur on such dates, which joint selection process shall also pertain to the third party use contemplated in Section 7.02. It is further provided that Pace shall be responsible for the production and presentation of such events.

      Section 7.02. Third Party Use. The City and Pace agree that the City with the approval of Pace may designate that a third party non-profit organization may use one or more of the fourteen (14) dates for the benefit of such organization. In such event, the Event Revenues (as defined in Sections 3.02(b) and 3.03(d) shall be payable by Pace to such third party organization; provided, however, that all payments of Event Revenue to such third party organization by Pace shall be deemed to be Event Rental paid to the City.

      Section 7.03. Non-Gated Use. In addition to the events described in
Section 7.01, Pace acknowledges that upon written request by the City at least thirty (30) days prior to the requested use date, Pace shall from time to time during the term of this Agreement permit the further use by the City of the Amphitheatre or a portion thereof for non-gated, non-profit events; provided, however, that Pace has not otherwise scheduled or is not then currently expecting scheduling an event for the Leased Premises or otherwise contracted with others for the use of the Amphitheatre or such portion thereof for such time as the City shall have requested use of the Amphitheatre or such portion thereof.

      Section 7.04. Rights of Subtenants; City Obligations. The City agrees that its use, or the use of any third party organizations, as contemplated herein, shall be subject to the rights of Pace's subtenants and with respect to any use of the Amphitheatre pursuant to Section 7.03, the City shall pay or perform all obligations of Pace set forth herein or any other reasonable and necessary direct event expenses paid or incurred with respect to the use of such Amphitheatre (except the payment of rental), and should Pace otherwise perform such payment or performance obligations (such as utility services billed to and paid by Pace), any amounts paid by Pace shall be reimbursed to Pace by the City within forty-five (45) days after the filing of a written claim with the City, or if not so paid, may be, at Pace's option, deducted from and offset against amounts due under this Agreement as Minimum Guaranteed Rental, Event Rental, Additional Rental, or any other sum payable by Pace to the City hereunder.

                                  ARTICLE VIII

                               Replacement Parking

      Section 8.01. Designation. The City and Pace acknowledge that the City may desire to reconfigure or relocate a portion of the Parking Improvements or Parking Tract. The parties agree, therefore, that from time to time during the Term of this Agreement, the City may submit to Pace, at the City's expense, a written notice (the "Relocation Request") setting forth the City's request that this Agreement be modified and amended in order to reflect that a portion of the Parking Improvements or Parking Tract is reconfigured or relocated in a manner as specifically described in the Relocation Request. The Relocation

Request shall be accompanied by (i) if the Relocation Request involves a relocation to another area not on the Site Plan, a current survey of the land to be covered by this Agreement in the event of the implementation of the Relocation Request, which survey shall be reasonably satisfactory to Pace, (ii) site plans prepared by an engineer indicating one or more possible parking configurations on the land to be covered by this Agreement in the event of the implementations of the Relocation Request, and (iii) the proposed document amending this Agreement.

      Section 8.02. Review by Pace. Pace shall have a period of sixty (60) days (the "Request Review Period") following receipt of the Relocation Request and the documents required to accompany same in which to notify the City in writing whether Pace agrees to the modification and amendment proposed in the Relocation Request, which agreement shall not be unreasonably withheld by Pace. Pace shall agree to any proposed Relocation Request that (a) provides for a new location that at its farthest point is no further than 2,500 feet from the nearest ticket entrance to the Amphitheatre, (b) provides for a new location that reconfigures or relocates, when considered with any and all previous Relocation Requests approved by Pace, not in excess of fifty percent (50%) of the land covered by this Agreement upon which parking facilities have been constructed, (c) provides for a new location within the boundaries of Fair Park as of the date hereof which is usable for parking taking into account encumbrances, physical characteristics and public or private restrictions, (d) provides for a new location containing sufficient space to accommodate the number of parking spaces accommodated by the land previously used for parking, and (e) provides for a new location that has adequate access to and from public roads and all of the Amphitheatre's entrances (collectively, the "Approval Requirements"). In the event Pace shall not agree to the modification and amendment proposed in the Relocation Request and the City asserts that such agreement was unreasonably withheld, the City shall have a period of thirty (30) days after receipt of such written notice from Pace to give written notice to Pace of such assertion.

      Section 8.03. Resolution.

            (a) In the event Pace agrees to the modification and amendment proposed in the Relocation Request, the City may, at the City's expense, forthwith construct within the land to be covered by this Agreement upon the implementation of the Relocation Request improvements substantially similar to those constructed by the City upon the land in accordance with plans submitted to the City by Pace and, upon completion of construction of such improvements to Pace's reasonable satisfaction, the City and Pace shall execute and deliver the modification and amendment to that Agreement, contemplated in the Relocation Request.

            (b) In the event Pace does not agree to the modification and amendment proposed in the Relocation Request and a court of final jurisdiction shall determine that Pace acted unreasonably in its decision not to agree to the Relocation Request, the City may, at its expense, forthwith construct within the land to be covered by this Agreement upon the implementation of the Relocation Request improvements substantially similar to those initially constructed for Pace and, upon completion of construction of such improvements to Pace's reasonable satisfaction, the Parties shall execute and deliver the modification and amendment to the Agreement contemplated in the Relocation Request.

      Section 8.04. Dispute as to Exercise of Reasonable Discretion. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the City have the right to terminate or forfeit this Agreement, dispossess Pace from its use and occupancy of the land pursuant to this Agreement, or exercise any other remedy available to it, in law or in equity, by reason of the failure of Pace to exercise reasonable discretion in determining whether to agree to a Relocation Request (as defined in Section 8.01), it being agreed that the sole and exclusive remedy of the City for Pace's failing to exercise reasonable discretion shall be to require Pace to consummate the modification and amendment proposed in the Relocation Request and to seek the award by a court of court costs and reasonable attorneys' fees incurred in connection with such litigation.

      Section 8.05. Costs and Expenses. All reasonable and necessary costs and expenses incurred by Pace (a) in connection with its review of the Relocation Request, (b) if agreed to without resort to litigation, implementation of the Relocation

Request, including, without limitation, surveyors' and engineers' fees, and (c) court costs and reasonable attorneys' fees if awarded by a court in connection with litigation pertaining to such matter, shall be reimbursed by the City to Pace upon demand, and, if the same is not so promptly reimbursed, may be deducted from and offset against amounts due under this Agreement as rental or any other sum payable by Pace to the City hereunder.

                                   ARTICLE IX

                             insurance and Indemnity

      Section 9.01. Liability Insurance. Pace agrees, at Pace's expense, to obtain and maintain public liability insurance at all times during the Term with responsible insurance companies, legally authorized to transact business in the State of Texas, with limits, which limits may be increased upon the mutual agreement of the Parties, of at least $300,000 for one person and at least $1,000,000 ($5,000,000 if available at a reasonable cost as determined in Pace's sole discretion) for one accident for personal injury to or death of any person or persons and at least $100,000 property damages, protecting the City, as an additional named insured, and Pace against any liability, damage, claim or demand in any way arising out of or connected with the condition or use of the Leased Premises.

      Section 9.02. Property Insurance. At all times during the Term of this Agreement, Pace shall at its expense keep all buildings and structures from time to time on the Leased Premises insured against loss or damage by fire, with extended coverage (if obtainable), to include direct loss by fire, windstorm, hail, explosion (other than boiler explosion), riot, civil commotion, aircraft, vehicles and smoke, in an amount equal to eighty percent (80%) of the replacement value thereof, with responsible insurance companies legally, authorized to transact business in the State of Texas. The City shall be named therein as an additional named insured as its interest may appear.

      Section 9.03. Builder's Risk and Bonds. During all periods of construction of improvements on the Leased Premises, Pace shall maintain, or cause to be maintained, Builder's Risk Insurance in such amounts as Pace shall reasonably determine. Pace further agrees to require that each of its contractors provide, with respect to such construction, statutory payment and performance bonds as required for the construction of public facilities, with Pace and the City each named therein as obligees.

      Section 9.04. Policies. All insurance policies shall provide for at least fifteen (15) days' written notice to the City before cancellation and copies of certificates of policies of insurance shall be delivered to the City. If any blanket general insurance policy of Pace complies with the terms of these provisions, the naming of the City therein as an additional named insured shall be deemed compliance with the requirements for the insurance coverage provided in any such blanket policy.

      Section 9.05. Named Insureds; Adjustment of Losses. At the request of Pace, any Permitted Mortgagee may be named as an insured under any of said insurance policies required under this Article IX, as its interest may appear. Any loss under any such insurance policy required hereunder may be adjusted with and approved by Pace and a Permitted Mortgagee, if any, or if there is no Permitted Mortgagee, then by (a) Pace in absence of any default hereunder or (b) by Pace and the City in the case of the existence of an event of default or with respect to a loss occurring during the last ten (10) years of the Term. All proceeds under such policy shall be paid to Pace and the Permitted Mortgagee, as their interests may appear.

      Section 9.06. Indemnity of the City. During the Term of this Agreement and except arising out of or occurring solely in connection with the use and occupancy of the Leased Premises, Parking Tract or Coliseum Lots by the City or any third party organization designated by the City pursuant to the provisions of Article VII, the City shall not be liable to Pace or Pace's employees, agents, subtenants, contractors or visitors, or any other person whatsoever, and Pace will indemnify, defend and save harmless the City of and from all fines, suits, claims, demands, losses and actions (including reasonable attorneys' fees if awarded by a court) for any injury to persons or damage to or loss of property on or about the Leased Premises, and the Parking Tract and Coliseum Lots when used in connection with the exercise of Pace's Parking Tract Rights, caused by the negligence or misconduct of, or breach of this Agreement by Pace, its employees, contractors, agents or subtenants, or arising out of Pace's negligent use of the Leased Premises, Parking Tract or Coliseum Lots.

      Section 9.07. Indemnity of Pace. During the Term of this Agreement, and except arising out of or occurring solely in connection with the use and occupancy of the Parking Tract or Coliseum Lots pursuant to the exercise of Pace's Parking Tract Rights, Pace shall not be liable to the City or the City's employees, agents, subtenants, contractors or visitors, or any other person whatsoever, and the City will indemnify, defend and save harmless Pace of and from all fines, suits, claims, demands, losses and actions (including reasonable attorneys' fees if awarded by a court) for any injury to persons or damage to or loss of property on or about (a) the Parking Tract or Coliseum Lots caused by the negligence or misconduct of, or breach of this Agreement by the City, its employees, contractors, agents or subtenants, or arising out of the City's negligent use of the Parking Tract or Coliseum Lots and (b) the Leased Premises, Parking Tract or Coliseum Lots, when used by the City or a third party organization designated by the City in connection with the rights granted pursuant to Article VII, caused by the negligence or misconduct of the City, such third party designee or their employees, contractors, agents or subtenants, or arising out of the negligent use of the Leased Premises, Parking Tract or Coliseum Lots by the City or such third party designee.

                                    ARTICLE X

                            Assignment and Subletting

      Section 10.01. Assignment. Except as otherwise expressly provided herein, Pace may assign this Agreement only upon the prior written consent of the City, which consent shall not be unreasonably withheld or delayed; provided, however, no consent of the City shall be required for an assignment of this Agreement by Pace to an Affiliate, a Permitted Assignee or an Affiliate of a Permitted Assignee. As used herein, the term "Permitted Assignee" shall mean any venture, partnership, corporation or other business arrangement created by Pace or an Affiliate and a third party to provide for or in order to obtain sufficient capital to develop, construct, complete, own and operate the buildings and improvements located on the Leased Premises. Pace may, without any consent of the City, collaterally assign to a Permitted Mortgagee this Agreement or any part thereof, or the interest of Pace in any sublease or rentals thereunder, or mortgage, pledge, encumber, assign or transfer collaterally its interest therein; provided, that Pace or the Permitted Mortgagee shall promptly deliver to the City in the manner herein provided for the giving of notice to `the City, a true copy of the Permitted Mortgage and of any assignment thereof and shall notify the City of the address of the Permitted Mortgagee to which notices may be sent. The term "Affiliate" shall mean (a) any natural person, corporation, partnership, association or other legal entity owning or controlling at least fifty percent (50%) of the voting interest in Pace; (b) any corporation, partnership, association or other legal entity of which at least fifty percent (50%) of the voting interest is owned by Pace or one or more of the persons or entities referred to in (a); and (c) any natural person, corporation, partnership, association or other legal entity controlling, controlled by or under common control with Pace or one or more of the persons or entities referred to in (a) or (b). For purposes hereof, "control" and words of similar import shall mean the power to vote or direct the vote of at least fifty percent (50%) of the shares or other evidences of beneficial ownership.

      Section 10.02. Subletting. Pace shall have the right to sublease any separate or segregated parcel of the Leased Premises or space in any building upon the Leased Premises, but only for purposes of providing food, beverage, parking, novelties or other merchandise concessions; it being understood and agreed that each sublease shall be subject and subordinate to this Agreement and the rights of the City hereunder. The term "subtenant" shall mean any tenant, licensee or other occupant of space in any of the buildings located on the Leased Premises holding under Pace (other than Pace) for a period longer than twenty-four (24) hours; and the term "sublease" shall mean any lease or other agreement for the use or occupancy of any such space for a period longer than twenty-four (24) hours.

      Section 10.03. Assumption of Liability. Each and every assignee, whether as assignee or as successor in interest of any assignee of Pace, or as assignee of any Permitted Mortgagee, or as successor in interest of any assignee, including any purchaser of this Agreement under a foreclosure of any mortgage on this Agreement, shall, immediately be and become and remain liable for the payment of rental, additional rent and other charges payable under this Agreement accruing from and after the date of such assignment or acquisition, and for the due performance of all the covenants, agreements, terms and provisions of this Agreement, on Pace's part to be performed accruing from and after the date of such assignment or acquisition, and each and every provision of this Agreement applicable to Pace prior to such assignment shall also apply to and bind every such assignee and purchaser with the same force and effect as though such assignee or purchaser were the original lessee named in this Agreement, and, effective as of the date of such assignment, Pace or any subsequent assignee of Pace or its assigns, shall be released and discharged from all duties or obligations to the City incurred thereafter in connection with or arising from this Agreement; provided, however, Pace shall not be so released and discharged in the event of an assignment to an Affiliate unless the City shall have theretofore consented to such assignment.

      Section 10.04. Permitted Mortgagee Provisions.

            (a) In the event of any default by Pace under the provisions of this Agreement, each Permitted Mortgagee will have concurrent grace periods (i) the same as are given Pace for remedying such default or causing it to be remedied plus (ii) after the expiration thereof or after the City has served a copy of a notice of such default upon such Permitted Mortgagee, whichever is later, an additional period of ten (10) days in the event of a monetary default and twenty (20) days in the event of any non-monetary default (the "Cure Period").

            (b) If Pace shall default under any of the provisions of this Agreement, each Permitted Mortgagee, without prejudice to its rights against Pace, shall have the right to cure such default within the Cure Period whether the same consists of the failure to pay rent or the failure to perform any other matter or thing which Pace is hereby required to do or perform, and the City shall accept such performance on the part of any Permitted Mortgagee as though the same had been done or performed by Pace, and for such purpose the City and Pace hereby authorize any Permitted Mortgagee to enter upon the Leased Premises and Parking Tract and to exercise any of Pace's rights and powers under this Agreement.

            (c) If there is a default under this Agreement, the City shall not terminate or take any action to effect a termination of this Agreement or reenter, take possession of or relet the Leased Premises or similarly enforce performance of this Agreement in any manner if within the Cure Period any Permitted Mortgagee either (i) cures such default, or (ii) if such default cannot reasonably be cured within the Cure Period, promptly commences and then proceeds with reasonable diligence to cure such default; or (iii) if physical possession of the Leased Premises is required to cure such default, promptly commences and then proceeds with reasonable diligence to acquire the interest of Pace by foreclosure or otherwise and thereafter performs all other obligations of Pace under this Agreement. The provisions of the prior sentence shall apply only if any Permitted Mortgagee shall have fully cured any default in the payment of any monetary obligation of Pace within the Cure Period and shall continue to pay currently such monetary obligations as and when the same are due. After gaining possession of the Leased Premises any such Permitted Mortgagee shall perform all other obligations of Pace hereunder as and when the same are due and shall agree in writing to be bound as Pace under this Agreement. Notwithstanding the foregoing, however, in the event the default under the Agreement is in the performance of Pace's obligation to cause to be produced and presented the events for the benefit of the City pursuant to Section 7.01, the City may (but without any obligation to do so) elect, during such period that the Permitted Mortgagee is proceeding to acquire the interest of Pace in the Leased Premises by foreclosure or otherwise, to enter upon the Leased Premises and operate the Amphitheatre and, if the City so elects, shall be entitled to continue such operation until the December 31 following the acquisition of the interest of Pace by the Permitted Mortgagee by foreclosure or otherwise.

            (d) If any Permitted Mortgagee is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction of any bankruptcy or insolvency proceeding involving Pace or the Leased Premises from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, the Permitted Mortgagee's cure period specified above for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition; provided, however, that any applicable Permitted Mortgagee shall have fully cured any default of payment of any monetary obligations of Pace under this Agreement and shall continue to pay currently such monetary obligations as and when the same fall due. Notwithstanding the foregoing, however, in the event the default under the Agreement is in the performance of Pace's obligation to cause to be produced and presented the events for the benefit of the City pursuant to Section 7.01, the City may (but without any obligation to do so) elect, during such period that the Permitted Mortgagee is proceeding to acquire the interest of Pace in the Leased Premises by foreclosure or otherwise, to enter upon the Leased Premises and operate the Amphitheatre and, if the City so elects, shall be entitled to continue such operation until the December 31 following the acquisition of the interest of Pace by the Permitted Mortgagee by foreclosure or otherwise.

            (e) If a default under any Permitted Mortgage shall have occurred, any holder of such Permitted Mortgage may exercise with respect to the Leased Premises any right, power or remedy under the Permitted Mortgage which is not in conflict with the provisions of this Agreement.

            (f) In the event of foreclosure or similar proceedings, or pursuant to the sale, assignment or other transfer of this Agreement in lieu thereof, this Agreement may be assigned, without the consent of the City, upon notice to the City in the manner provided in this Agreement, to or by any applicable Permitted Mortgagee or its trustee.

            (g) Except with respect to a surrender upon the expiration of the Term by Pace to the City, no surrender of any interest in this Agreement, no surrender by Pace of the Leased Premises (or any part thereof, or of any interest therein), and no termination or rejection of this Agreement by Pace, shall be valid or effective, without the prior written consent of each Permitted Mortgagee.

                                   ARTICLE XI

                                Default of Pace

      Section 11.01. Events of Default. This Agreement and the terms and estate hereby granted are subject to the limitation that:

            (a) if Pace defaults in the payment of any installment of Minimum Guaranteed Rental, Event Rental, Additional Rental, or any other sum payable by Pace to the city on any date upon which the same ought to be paid, and if such default continues for twenty (20) days after the City provides to Pace a written notice specifying such default (with a copy of said notice to any Permitted Mortgagee); or

            (b) whenever Pace does, or permits to be done, whether by action or inaction, anything contrary to any covenant or agreement on the part of Pace herein contained or fails in keeping or performing of any of the covenants, agreements, terms or provisions contained in this Agreement which on the part or behalf of Pace are to be kept or performed (other than those referred to in the foregoing subsection (a) of this Section 11.01] and Pace fails to (subject to unavoidable delay) remedy the same within forty (40) days after the City gives to Pace a written notice specifying the same (with a copy of said notice to any Permitted Mortgagee); provided, however, if such default cannot be corrected within said forty (40) day period, then said period of correction shall be extended for so long thereafter as Pace (or any Permitted Mortgagee) proceeds in good faith and with due diligence, in the judgment of the City, to remedy and correct the same;

then, at any time after the date

                  (i) of the expiration of any such period of twenty (20) days, if the City has given to Pace a twenty (20) day notice as hereinbefore provided; or

                  (ii) of the expiration of any such period of forty (40) days as extended as hereinabove provided, if the City has given to Pace a forty (40) day notice as hereinbefore provided or at any time thereafter if Pace fails to proceed diligently to remedy the default;

then the City, at its option, and in addition to any and all other remedies provided by law or in equity, may give to Pace (with a copy of said notice to any Permitted Mortgagee) a notice (herein called the "second notice") of intention to end the Term of this Agreement specifying a day not less than sixty
(60) days thereafter and, upon the giving of the second notice, this Agreement and the Term and estate hereby granted shall expire and terminate upon the day so specified in the second notice if the default be still then continuing, as fully and completely and with the same force and effect as if the day so specified were the date hereinbefore fixed for the expiration of the Term of this Agreement, and all rights of Pace under this Agreement shall expire and terminate. The remedies of the City under this Agreement shall be cumulative.

      Section 11.02. Events Upon Termination. Upon any such termination or expiration of this Agreement, Pace shall peaceably quit and surrender the Leased Premises to the City, and the City, without further notice and with or without legal proceedings, may enter upon, re-enter, possess and repossess the City thereof; or at the City's option, may recover possession of the Leased Premises in an action of forcible detainer in the Justice Court, or by other appropriate legal proceedings, and may dispossess and remove Pace and all other persons and property from the Leased Premises and may have, hold and enjoy the Leased Premises and the right to receive all rental and other income of and from the same.

                                   ARTICLE XII

                               Default of the City

      Section 12.01. Defaults. In the event the City does, or permits to be done, whether by action or inaction, anything contrary to any covenant or agreement on the part of the City herein contained or fails in keeping or performance of any of the covenants, agreements, terms or provisions contained in this Agreement that on the part or behalf of the City are to be kept or performed, including, without limitation the assignment of the Parking Tract Rights, which rights the City and Pace acknowledge are essential to the operation of the Amphitheatre, and the City fails to remedy the same within one hundred twenty (120) days after Pace has given to the City a written notice specifying the same, or having so commenced shall thereafter fail to proceed diligently to remedy the same, Pace shall have the full right at Pace's election to take any of the remedies set forth in Section 12.02 of this Agreement.

      Section 12.02. Remedies. In the event the City fails to remedy a default described in Section 12.01, Pace shall be entitled to pursue any and all remedies provided by law or in equity (including, but not limited to, the right of specific performance, damages or mandamus, reliance damages, such as cost of leasehold improvements, and consequential damages, such as lost revenues) by reason of the default by the City hereunder and in addition thereto Pace shall be entitled to terminate this Agreement (subject to the consent of all Permitted Mortgagees). The remedies of Pace under this Agreement shall be cumulative.

                                  ARTICLE XIII

                            Condemnation and Casualty

      Section 13.01. Definitions. Whenever used in this Article, the following words shall have the definitions and meanings hereinafter set forth:

            (a) "Condemnation proceedings": Any action brought for the purpose of any taking of the fee of the Leased Premises or any part thereof or any other property interest therein by competent authority as a result of the exercise of the power of eminent domain, including a voluntary sale to such authority either under threat of condemnation or while such action or proceeding is pending.

            (b) "Taking" or "taken": The event and date of vesting of title to the fee of the Leased Premises or any part thereof pursuant to the condemnation proceedings.

      Section 13.02. Entire Taking. If all or substantially all of the Leased Premises shall be taken in condemnation proceedings, this Agreement shall terminate as of the taking and the rental shall be paid to the date of such taking. For purposes of this Article XIII, "substantially all of the Leased Premises" shall be deemed to have been taken if the untaken portion cannot be practically and economically used or converted for use by Pace, in Pace's sole opinion, for the purposes for which the Leased Premises are being used immediately prior to such taking.

      Section 13.03. Partial Taking. Except as provided below in this Section 13.03, if only a part of the Leased Premises are taken in condemnation proceedings, this Agreement shall remain in effect as to that part of the Leased Premises not taken; however, Pace shall have the option by notice to the City within a reasonable time after such taking to restore or repair the portion of the improvements, if any, then on the Leased premises to the extent Pace determines to be reasonable and practical under the circumstances then obtaining. If Pace elects to 50 repair or restore, Pace shall be entitled to the recovery of all of the award made or damages granted to the extent necessary for such repair and restoration. In the event Pace elects not to repair or restore, then this Agreement shall terminate as of the taking of the part of the Leased Premises in question, and the rentals hereunder shall be abated during the unexpired portion of this Agreement, effective on the date of such taking. The City and Pace shall each be entitled to make claim for and receive such damages in accordance with the loss and damage suffered by each, taking into consideration all the relevant facts and circumstances.

      Section 13.04. Temporary Taking. In the event of a temporary taking of all or part of the Leased Premises in condemnation proceedings, this Agreement shall not terminate; and Pace shall be entitled to the award made or damages granted in connection with such temporary taking attributable to any period prior to the expiration of the term hereof; provided, however, the rentals hereunder shall be reduced during the period of such use on a just and proportionate basis having due regard to the value of the portion of the Leased Premises so taken as compared to the remainder thereof and taking into consideration the amount of the award made or granted to Pace and the extent, if any, to which Pace's use of the remainder of the Leased Premises are interfered with by reason of such taking.

      Section 13.05. Condemnation Award. In any condemnation proceedings (except those as may be commenced by the City) the City and Pace agree to cooperate in obtaining the highest award possible. Any compensation which may be awarded on account of the taking of all or a part of the Leased Premises by condemnation proceedings shall be fairly allocated between the ownership of the fee and the leasehold estate hereunder in accordance with the loss and damage suffered by the City and Pace, taking into consideration all the relevant facts and circumstances. Any compensation awarded on account of the taking of all or a part of the improvements, buildings, fixtures, and other property on or within or the use of the Leased Premises shall be allocated solely to Pace, subject to the limitations of the next sentence. If any such condemnation occurs during the last ten (10) years of the Term of this Agreement, then, so long as the useful life of the improvements, buildings, fixtures, and other property then on or within the Leased Premises extends beyond the scheduled expiration of the term of this Agreement, Pace shall only be entitled to that portion of the award allocated with respect to such property for the scheduled remainder of the term of this Agreement; and the balance of such compensation with respect to such property shall be allocated to the City on account of its reversionary interest therein.

      Section 13.06. Consent of Pace and Permitted Mortgagee. Without the written consent of Pace, the Permitted Mortgagee and the City, neither Party shall make any settlement with the condemning authorities or convey any portion of the Leased Premises and improvements thereon to such authority in lieu of condemnation or consent to any taking.

      Section 13.07. Casualty. In the event the Leased Premises or improvements, buildings or fixtures within the Leased Premises are damaged or destroyed from any casualty, Pace shall to the extent of available insurance proceeds, repair the damage and restore the Leased Premises or such improvements, buildings or fixtures to the extent reasonable and practical under the circumstances then existing; provided, however, Pace shall not be required to so repair and restore the Leased Premises and shall be entitled to terminate this Agreement by written notice to the City in the event (a) theretofore or contemporaneously therewith there shall have occurred damage or destruction to Fair Park such that the Amphitheatre cannot be economically operated by Pace, in Pace's sole opinion, in the manner it was operated prior to such damage or destruction and/or (b) the Leased Premises or improvements, buildings or fixtures within the Leased Premises are damaged or destroyed from any casualty of the type then generally excluded from conventional property insurance.

      Section 13.08. Proceeds. Pace shall be in all events entitled to all of the insurance proceeds payable by reason of such damage or destruction. All rental required hereunder shall abate in full until completion of the repair and restoration, unless Pace terminates this Agreement by written notice to the City in accordance with Section 13.07.

                                   ARTICLE XIV

                           Title and Other Warranties

      Section 14.01. The City's Warranty of Title. The City hereby represents and warrants to Pace that as of the Commencement Date the City has good and indefeasible fee simple title in the Leased Premises and that there are no mortgages, deeds of trust or other encumbrances against the Leased Premises, other than utility and communication facilities, arising by, through or under the City. The City shall put Pace into actual possession of the Leased Premises upon the Commencement Date of this Agreement.

      Section 14.02 Obligation to Provide Access and Parking. Notwithstanding anything that may be contained herein to the contrary, in the event that by reason of an adverse claim or encumbrance affecting title to the Parking Tract which the City is unable to cure or otherwise remedy, Pace shall be unable to exercise the Parking Tract Rights, the City shall forthwith provide those rights in additional land in order to provide Pace with substantially similar access and parking rights as it had with the Parking Tract Rights. Further, with respect to such additional land, the City shall, at the City's expense, forthwith construct improvements substantially similar to those theretofore constructed by the City on the Parking Tract, and Pace and the City shall have such rights and obligations with respect to such additional land as each Party had with respect to the Parking Tract.

      Section 14.03. Quiet Enjoyment. After the Commencement Date, the City hereby warrants and represents to Pace the quiet enjoyment and peaceable possession of the Leased Premises and the Parking Tract, except as to such portion of the Leased Premises and the Parking Tract, if any, as shall be taken under the power of eminent domain and subject to the public utility facilities now existing therein, the provisions of this Agreement and the rights of The State Fair of Texas in and to the Parking Tract during New Years' Day, the Period of the Fair and the thirty (30) days prior and fourteen (14) days following the Period of the Fair pursuant to that certain Fair Park Contract dated April 20, 1987, as amended by that certain First Amendment to Fair Park Contract executed by The State Fair of Texas and the City on or before the Commencement Date.

      Section 14.04. City Warranties. The City hereby represents and warrants to Pace that as of the Commencement Date:

            (a) The City has all requisite power and authority to enter into this Agreement and consummate the transactions herein contemplated, and the joinder, consent or approval of no other person or entity is required to properly consummate the transactions herein contemplated; and

            (b) This Agreement is a valid obligation of the City and is binding upon the City in accordance with its terms.

      Section 14.05. Pace Warranties. Pace hereby represents and warrants to the City that as of the Commencement Date:

            (a) Pace has all requisite power and authority to enter into this Agreement and consummate the transactions herein contemplated, and the joinder, consent or approval of no other person or entity is required to properly consummate the transactions herein contemplated; and

            (b) This Agreement is a valid obligation of Pace and is binding upon Pace in accordance with its terms.

                                   ARTICLE XV

                                      Taxes

      Section 15.01. Exemption from Taxes. The City and Pace acknowledge that each will take the position that the Leased Premises are exempt under state law from assessment by any taxing authority for real property taxes.

       Section 15.02 Pace's Payment of Taxes if Not Exempt. In the event a court of final jurisdiction determines the Leased Premises are not exempt under state law from assessment for real property taxes, Pace shall pay to the appropriate governmental body or instrumentality prior to delinquency all taxes which during the Term of this Agreement may be levied upon or assessed against the Leased Premises. Notwithstanding anything to the contrary, if the imposition of any of such taxes shall be deemed by Pace, in its sole discretion, to be excessive or if Pace desires to contest any taxes for any other reason, Pace may, at Pace's sole cost and expense, dispute and contest the same and file all such protests or other instruments and institute or prosecute all such proceedings for the purpose of contest as Pace shall deem necessary or appropriate. Any such contested taxes need not be paid until the same have been finally adjudged to be valid and owing with respect to the Leased Premises unless the levying authority requires the payment of the taxes being contested as a condition to contesting such taxes.

                                   ARTICLE XVI

                                  Miscellaneous

      Section 16.01. Confirmation Letter. Pace and the City shall, at any time and from time to time (but no more frequently than twice during any calendar year) upon reasonable prior request by the other Party, execute, acknowledge and deliver to the other Party or its designee a statement in writing certifying only (i) that this Agreement is unmodified and in full force and effect (or if there have been any modifications, that the same is in full force and effect as modified and stating the modifications), and (ii) that it has no knowledge that any default hereunder exists (except that if any such default does exist, specifying such default).

      Section 16.02. Notices. Any notice to be given or to be served in connection with this Agreement must be in writing, and may be given by (a) actual delivery or (b) certified or registered mail and shall be deemed to have been given and received either (i) upon actual delivery (if delivered by subsection (a) above) or (ii) forty-eight (48) hours after a certified or registered letter containing such notice, properly addressed, with postage prepaid is deposited in the United States mail, addressed as follows:

       If to Pace:

       Pace Entertainment Group, Inc.
       4543 Post Oak Place Drive
       Suite 200
       Houston, Texas 77027

       If to the City:

       City of Dallas
       City Hall
       1500 Marilla
       Dallas, Texas 75201
       Attention:    Director
                     Park and Recreation Department

       If to a Permitted Mortgagee:

      [to be supplied when Permitted Mortgage(s) given]

provided, however, that any Party may at any time change the place of receiving notice by ten (10) days written notice of such change of address to the other Party in accordance with the manner of giving notice described above.

      Section 16.03. Modifications. This Agreement may be modified only by written agreement signed by the City and Pace or their successors or assigns no earlier than ten (10) days following issuance of written notice of such proposed modification to any Permitted Mortgagee.

      Section 16.04. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience in reference only and do not in any way limit or amplify the terms and provisions of this Agreement.

      Section 16.05. Unavoidable Delay. The time within which either Party hereto shall be required to perform any act under this Agreement shall be extended by a period of time equal to the number of days during an unavoidable delay. The term "unavoidable delays" shall mean delays due to strikes, lock-outs, acts of God, inability to obtain labor, materials or governmental approvals, governmental restrictions, enemy action, war, civil commotion, fire, unavoidable casualty, construction delays due to weather, delays caused by the City, or other similar causes beyond the control of such party.

      Section 16.06. Venue. Any action brought to enforce or interpret this Agreement shall be brought in the court of appropriate jurisdiction in Dallas County, Texas.

      Section 16.07. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      Section 16.08. Interpretation. Nothing contained herein shall be deemed or construed by the Parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture or of any association between the Parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the Parties herein, shall be deemed to create any relationship between the Parties hereto other than the relationship of lessor and lessee.

      Section 16.09. Circumstances Under Which Liens Permissible. The existence of any lien (constitutional or statutory) which arises by operation of law in connection with construction, alteration, repair, reconstruction or demolition work on any building or other improvements on the Leased Premises shall not be deemed to constitute a default hereunder provided Pace pays, discharges, bonds or otherwise makes provision for payment for such work in accordance with the provisions hereof. The existence of any attachment lien or other lien on the leasehold estate created by this Agreement arising by legal or equitable process or by operation of law shall not be deemed to constitute a default hereunder if this Agreement does not devolve upon or pass to another person, firm, corporation or city.

      Section 16.10. Waiver of Landlord's Lien. The City hereby subordinates all right, title and interest in and to any landlord's lien, statutory or otherwise, upon the property of Pace arising by virtue of this Agreement to any Permitted Mortgage.

      Section 16.11. Conditions Precedent to Commencement Date. The Commencement Date shall be the date of satisfaction of the last of the following matters: (i) the City Council of the City of Dallas adopting an ordinance designating the zoning classification of the Leased Premises as a classification upon which may be developed the Amphitheatre; (ii) the City Council of the City of Dallas conforming its Contract between the City and The State Fair of Texas dated April 20, 1987 to the provisions of this Agreement; (iii) the City Council of the City of Dallas conducting the hearings and making the determinations specified by Chapter 26 of the Texas Parks and Wildlife Code; and (iv) Pace has been satisfied that the City has good title to the Leased Premises and Parking Tract. In the event any of the above matters have not been satisfied on or before December 31, 1988, either Party may, at its option, terminate this Agreement by written notice to the other Party. Each Party agrees to use its best efforts to facilitate the satisfaction of such matters; provided, however, nothing herein constitutes a waiver of any governmental power or authority of the City.

      Section 16.12. Liaison Committee. Pace agrees to cooperate fully with the Liaison Committee consisting of members of the Board of Directors of the State Fair of Texas and members of the Park and Recreation Board for the purpose of enhancing liaison and communication among major interest groups at Fair Park. While the Liaison Committee is intended to function in an advisory capacity only, without any specific policy making authority or decision making power, Pace agrees to receive, review and consider suggestions made by the State Fair of Texas and the Park and Recreation Board.

      Section 16.13. Coordination with Fair Park General Manager. Pace agrees to use its best efforts to cooperate with the Fair Park General Manager of the City in order to facilitate the complementary scheduling and production of events within Fair Park, such coordination to include Pace's notifying the Fair Park General Manager of scheduled activities, bookings, tentative bookings, timing of events, schedule changes and security and traffic plans. Pace shall provide at least fifteen (15) days written notice to the Fair Park General Manager of the dates on which it intends to schedule on entertainment, recreational, cultural or social event at the Amphitheatre or elsewhere at Fair Park for the purpose of exercising the rights described in
Section 1.02(c) herein.

      Section 16.14. Non-Discrimination. During the term of this Agreement and any extension thereof, Pace shall not discriminate against any employee or applicant for employment because of race, age, color, religion, handicap, sex, ancestry, national origin, or place of birth; nor shall any person be denied admittance nor be prevented from participating in any portion of any public function or activity at the leased premises because of race, age, color, religion, handicap, sex, ancestry, national origin, or place of birth.

      Section 16.15. Minority Business Enterprise. Pace agrees to cooperate with the City in meeting the City's commitments and goals with regard to the maximum utilization of minority business enterprises and will in good faith act to assure that minority business enterprises shall have the maximum practicable opportunity to compete for procurements and contracts under this Agreement.

      Section 16.16. Partial Invalidity. If any term, provision, condition or covenant of this Agreement other than the provisions of Section 1.02 or the application thereof to any Party or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      EXECUTED as of the day and year first above written, but actually executed on the dates set forth in the respective acknowledgments below.

                                      CITY:

                                      CITY OF DALLAS

APPROVED AS TO FORM:                  RICHARD KNIGHT, JR.
                                      CITY MANAGER

ANALESLIE MUNCY
CITY ATTORNEY

By: /s/ Galen M. Sparks               By: /s/ [Illegible]
    -------------------------             --------------------------
    Assistant City Attorney               Assistant City Manager

ATTEST:                               PARK AND RECREATION BOARD

/s/ Jean Craft                        By: /s/ Mrs. S. W. Papert, Jr.
-----------------------------             --------------------------
Jean Craft, Secretary, Park               Mrs. S. W. Papert, Jr.,
  and Recreation Board                    President

                                      PACE:

                                      PACE ENTERTAINMENT GROUP, INC.

                                      By: /s/ [Illegible]
                                          Name: [Illegible]
                                          Title: Vice President

THE STATE OF TEXAS            )
                              )
COUNTY OF DALLAS              )

      This instrument was acknowledged before me on the 12th day of February, 1988, by Samuel A. Morino, Assistant City Manager of the CITY OF DALLAS, a political subdivision and municipality of the State of Texas.

                                        /s/ Alanna G. Anderson
                                        --------------------------------
                                        NOTARY PUBLIC IN AND FOR
                                        THE STATE OF TEXAS

My Commission Expires:

03/16/91                                Alanna G. Anderson
                                        --------------------------------
                                        (Printed Name of Notary)

THE STATE OF TEXAS             )
                               )
COUNTY OF DALLAS               )

      This instrument was acknowledged before me on the 11 day of February, 1988, by Mrs. S. W. Papert, Jr., President of PARK AND RECREATION BOARD, on behalf of the CITY OF DALLAS, a political subdivision and municipality of the State of Texas.

                                        /s/ Emma Lee Clines
                                        --------------------------------
                                        NOTARY PUBLIC IN AND FOR
                                        THE STATE OF TEXAS

My Commission Expires:

10/13/89                                EMMA LEE CLINES
                                        --------------------------------
                                        (Printed Name of Notary)

THE STATE OF TEXAS             )
                               )
COUNTY OF DALLAS               )

      This instrument was acknowledged before me on the 10th day of February, 1988, by Rodney L. Eckerman, Vice President of PACE ENTERTAINMENT GROUP, INC., a Delaware corporation.

                                        /s/ Donna P. McDonald
                                        --------------------------------
                                        NOTARY PUBLIC IN AND FOR
                                        THE STATE OF TEXAS

                                           --------------------------------
                                                [Seal] DONNA P. McDONALD
                                             Notary Public, State of Texas
                                           My Commission Expires 04-25-1989
                                           --------------------------------

My Commission Expires:

-----------------------------           --------------------------------
                                        (Printed Name of Notary)

                                   EXHIBIT C

ALL THAT certain lot, tract or parcel of land lying and being situated in the City and County of Dallas, Texas and being more particularly described as follows:

BEING a tract of land within the boundary of Fair Park, between Fitzhugh Avenue (crosstown), Pennsylvania Avenue, Second Avenue and Gaisford Street, and being more particularly described as follows.

BEGINNING at the intersection of the original southeast line of Pennsylvania Avenue (46 feet wide) with the original northeast line, of Second Avenue (61 feet wide);

THENCE North 42 degrees 30 minutes 00 seconds East, along the original southeast line of Pennsylvania Avenue, a distance of 2900.00 feet to a point for a corner;

THENCE North 87 degrees 29 minutes 54 seconds East, along a proposed corner cut-off line, a distance of 14.14 feet to a point on the proposed southwest line of Gaisford Street (60 feet wide);

THENCE South 47 degrees 30 minutes 12 seconds East, along the said proposed southwest line of Gaisford Street, a distance of 843.35 feet to the beginning of a curve to the right having a radius of 470.00 feet;

THENCE in a southeasterly direction, along said curve and along the proposed southwest line of Gaisford Street, passing through an angle of 12 degrees 39 minutes 33 seconds, an arc distance of 103.84 feet to a point on the original northwest line of Fitzhugh Avenue (40 feet wide);

THENCE South 42 degrees 29 minutes 48 seconds West, along the original northwest line of Fitzhugh Avenue, a distance of 89.92 feet to a point on the present northwest line of Fitzhugh Avenue (105.52 feet wide at this point);

THENCE South 60 degrees 48 minutes 54 seconds West, along the present northwest line of Fitzhugh Avenue, a distance of 255.35 feet to the beginning of a curve to the left having a radius of 865.75 feet;

THENCE in a southwesterly direction, along said curve and along the present northwest line of Fitzhugh Avenue, passing through an angle of 18 degrees 21 minutes 06 seconds, an arc distance of 277.30 feet to the end of said curve;

THENCE South 42 degrees 27 minutes 48 seconds West, along tangent to the last mentioned curve and along the present northwest line of Fitzhugh Avenue, a distance of 2,330.90 feet to the original northeast line of Second Avenue (61 feet wide);

THENCE North 45 degrees 00 minutes 57 seconds West, along the original northeast line of Second Avenue, a distance of 392.12 feet to an offset in the northeast line of Second Avenue;

THENCE North 42 degrees 28 minutes 46 seconds East, along said offset, a distance of 1.0 feet to a point on the northeast line of Second Avenue;

THENCE North 45 degrees 00 minutes 37 seconds West, along the northeast line of Second Avenue, a distance of 442.41 feet to the POINT OF BEGINNING AND CONTAINING approximately 2,475,509 square feet or 56.8299 acres of land, more or less, SAVE AND EXCEPT THE REAL PROPERTY AS DESCRIBED ON EXHIBIT "A".

/s/ [Illegible]

                                                                January 12, 1988

                                    EXHIBIT D

ALL THAT certain lot, tract or parcel of land lying and being situated in the city and County of Dallas, Texas and being more particularly described as follows:

BEING a tract of land within the boundary of Fair Park, between Fitzhugh Avenue (Crosstown), Pennsylvania Avenue, Second Avenue, and Gaisford Street, and being more particularly described as follows:

COMMENCING at the intersection of the original southeast line of Pennsylvania Avenue (46 feet wide) with the original northeast line of Second Avenue (61 feet wide);

THENCE North 42 degrees 30 minutes 00 seconds East, along the original southeast line of Pennsylvania Avenue, a distance of 653.00 feet;

THENCE South 47 degrees 30 minutes 00 seconds East, a distance of 10.00 feet to a point for a corner;

THENCE South 06 degrees 57 minutes 44 seconds West, a distance of 145.85 feet to a point for a corner;

THENCE South 47 degrees 30 minutes 00 seconds East, a distance of 470.22 feet to a point for a corner;

THENCE South 81 degrees 11 minutes 24 seconds East, a distance of 72.11 feet to a point for a corner;

THENCE North 42 degrees 30 minutes 00 seconds East, a distance of 185.92 to a point for a corner;

THENCE South 47 degrees 25 minutes 07 seconds East, a distance of 10.44 feet to the PLACE OF BEGINNING;

THENCE North 42 degrees 34 minutes 53 seconds East, a distance of 340.00 feet to a point for a corner;

THENCE South 47 degrees 25 minutes 07 seconds East, a distance of 123.00 feet to a point for a corner;

THENCE South 42 degrees 34 minutes 53 seconds West, a distance of 340.00 feet to a point for a corner;

THENCE North 47 degrees 25 minutes 07 seconds West, a distance of 123.00 feet to the PLACE OF BEGINNING AND CONTAINING approximately 41,820 square feet or 0.9601 acres of land.

FIELD NOTES O.K.


/s/ [illegible]
---------------

                                  EXHIBIT "A"

REVISED FIELD NOTES DESCRIBING A PART OF FAIR PARK TO BE USED FOR AN AMPHITHEATER SITE.

ALL THAT certain lot, tract or parcel of land lying and being situated in the City and County of Dallas, Texas, more particularly described as follows:

BEING all of Blocks A/1407 and B/1409 and a part of Blocks E/1408, F/1410, C/1412, D/l406, 1805, 1807, 1555 and G/1553 all official City numbers, and being a part of Fair Grounds Addition, being a subdivision of the west end of Lots 1 and 3, and all of Lot 2 of Block "G" of the estate of Richard Lagow, as per map or plat of said addition recorded in Volume 124, Page 1, of the Deed Records of Dallas County, Texas, and being a part of South View Addition, according to the map or plat thereof recorded in Volume 1, Page 46 of the Map Records of Dallas County, Texas, and being a part of Amos Subdivision of Block 1555, as per map or plat of said Subdivision recorded in Volume 1, Page 313 of said Map Records, and being a part of J. C. Watkins's Homestead Addition; as per map or plat of said Addition recorded in Volume 1, Page 237 of said Map Records, and being a part of
J. Workman's Addition as per map or plat of said addition recorded in Volume 1, Page 555, of said Map Records, and being a part of Tella Street, Birmingham Street, Exposition Avenue, Cross Street, Rice Street, Davidson Street and Earle Street and an alley in Block 1805, all being closed and vacated by City of Dallas Ordinance No. 16060, and being a part of the property conveyed to the City of Dallas by the following instruments:

      1. Deed from Mayme Jack Reynonds, a widow, dated December 26, 1957 and recorded in Volume 4820, Page 0022, Deed Records of Dallas County, Texas;

      2. Deed from Isodore Rangel and wife, Mercedes V. Rangel, dated March 6, 1958 and recorded in Volume 4863, Page 0458, of said Deed Records;

      3. Deed from Levolia Hamilton Jones, and husband, Jewell Jones, dated February 11, 1958 and recorded in Volume 4871, Page 107, of said Deed Records;

      4. Deed from Frances Morris Allee and husband, David Alle, dated August 28, 1969 and recorded in Volume 69172, Page 1462, of said Deed Records;

      5. Deed from Fred G. Keller, dated April 9, 1969 and recorded in Volume 69087, Page l627, of said Deed Records;

      6. Deed from Albert E. Powell, dated November 15, 1968 and recorded in Volume 68233, Page 1373 of said Deed Records;

      7. Deed from Virginia Straughter Jackson, a single woman, dated December 2, 1968 and recorded in Volume 68235, Page 1037, of said Deed Records;

      8. Deed from Adolphus Hudleton and wife, Georgia M. Hudleton, dated August 27, 1969 and recorded in Volume 69170, Page 1466, of said Deed Records;

      9. Judgment (No. 69-6264-d) in the records of the County Court of Dallas County at Law No. 4, Dallas County, Texas awarding part of said Lots 17 and 18 in Block 1555, official City numbers, to the City of Dallas from Bennie Chance, et ux, et al, dated June 12, 1970 and recorded in Volume 70200, Page 0975 of, said Deed Records;

FIELD NOTES O.K.


/s/ [illegible]
---------------

CONTINUATION OF REVISED FIELD NOTES DESCRIBING A PART OF FAIR PARK TO BE USED FOR AN AMPHITHEATER SITE. PAGE TWO.

      10. Deed from Millie Ray Cepak, et vir, Albert J. Cepak, dated November 7, 1968 and recorded in Volume 68236, Page 1900, of said Deed Records;

      11. Deed from Clarice Lawson Garrett, widow of E. L. Lawson, deceased, Joined Proforma by her husband, George Garrett, dated March 24, 1969 and recorded in Volume 69071, Page 1741, of said Deed Records;

      12. Confirmation Warranty Deed from Fred Joiner, et ux, Dorothy Vernon Joiner, dated November 24, 1975 and recorded in Volume 76081, Page 2889, of said Deed Records;

      13. Deed from Credit Finance Corporation, dated December 30, 1968 and recorded in Volume 69001, Page 0055, of said Deed Records;

      14. Deed from Bonnie L. Grizzaffi, dated March 11, 1970 and recorded in Volume 70059, Page 1411, of said Deed Records;

      15. Deed from Claud Yeldell dated December 6, 1968 and recorded in Volume 68244, Page 1357, of said Deed Records;

      16. Deed from S. G. Newsome, dated May 9, 1969 and recorded in Volume 69096, Page 0833, of said Deed Records;

      17. Deed from Joseph Somer and wife, Phyllis Somer, dated March 27, 1969 and recorded in Volume 69062, Page 1017, of said Deed Records;

      18. Deed from Jessie Tidwell dated July 22, 1969 and recorded in Volume 69142, Page 0739, of said Deed Records;

      19. Deed from S. G. Newsome dated December 10, 1956 and recorded in Volume 4625, Page 442, of said Deed Records;

      20. Deed S. G. Newsome, Jr., dated April 23, 1954 and recorded in Volume 4029, Page 612, of said Deed Records;

      21. Deed from Sadie Black, et vir, Harry Black, dated June 3, 1957 and recorded in Volume 4711, Page 437, of said Deed Records;

      22. Deed from Costodio Guzzeto et al, dated October 31, 1969 and recorded in Volume 69219, Page 0927, of said Deed Records;

      23. Deed from Allison Gardner, Jr., et ux, James L. Gardner dated June 6, 1956 and recorded in Volume 4608, Page 388, of said Deed Records;

      24. Deed from John Lee Webster, Independent Executor of the estate of Mary Frances Webster, deceased, et al, dated March 7, 1957 and recorded in Volume 4670, Page 147, of said Deed Records;

FIELD NOTES O.K.


/s/ [illegible]
---------------

CONTINUATION OF REVISED FIELD NOTES DESCRIBING A PART OF FAIR PARK TO BE USED FOR AN AMPHITHEATER SITE. PAGE THREE.

      25. Deed from G. Velasquex, et ux, et al, dated June 6, 1956 and recorded in Volume 4524, Page 188, of said Deed Records;

      26. Deed from Southern Bible Training School, Inc., dated July 30, 1956 and recorded in Volume 4558, Page 371, of said Deed Records;

      27. Deed from Paul A. Juhlin and wife, Zula Juhlin, dated August 22, 1956 and recorded in Volume 4562, Page 123, of said Deed Records;

      28. Deed from Birtie May Armstrong White, a widow, dated June 13, 1956 and recorded in Volume 4522, Page 28, of said Deed Records;

      29. Conformation Warranty Deed from Eli Anderson et ux, Jessie Anderson, dated June 15, 1973 and recorded in Volume 73127, Page 0942 of said Deed Records;

      30. Final Judgment from Nancy Pace, a widow, et al, dated May 4, 1976 and recorded in Volume 77011, Page 1016 of said Deed Records;

      31. Deed from Elgin Jernigan et ux, Viola Jernigan, dated December 2, 1968, and recorded in Volume 69001, Page 1010 of said Deed Records;

      32. Deed from Clara Onella Poole, a single woman, dated October 30, 1968 and recorded in Volume 68221, Page 1114 of said Deed Records;

      33. Deed from Theresa Brady Brubaker, et al dated November 3, 1969 and recorded in Volume 69243, Page 1152 of said Deed Records;

and being all of the land conveyed to the City of Dallas by the following instruments:

      34. Deed from Mary Wessie Wilson, et ux, et al, dated December 12, 1957 and recorded in Volume 4816, Page 273, of said Deed Records;

      35. Deed from Susie Britt Cawthon, et al, dated March 6, 1958 and recorded in Volume 4880, Page 143, of said Deed Records;

      36. Deed from C-M-E Corporation, Inc., dated April 18, 1969 and recorded in Volume 69081, Page 1531, of said Deed Records;

      37. Deed from Eula Chandler, dated August 6, 1969 and recorded in Volume 69162, Page 1091, of said Deed Records;

      38. Judgment from Neely Blackman (deceased), et ux, et al, dated April 9, 1974 and recorded in Volume 74070, Page 0587, of said Deed Records;

      39. Deed from George V. Basham, Jr., dated August 1, 1969 and recorded in Volume 69156, Page 0877, of said Deed Records;

      40. Deed from Robert Louis Richardson, et al, dated December 13, 1968 and recorded in Volume 69001, Page 1008, of said Deed Records;

FIELD NOTES O.K.


/s/ [illegible]
---------------

CONTINUATION OF REVISED FIELD NOTES DESCRIBING A PART OF FAIR PARK TO BE USED FOR AN AMPHITHEATER SITE. PAGE FOUR.

      41. Deed from Montgomery, Jr., and wife, Ivy Lee Montgomery dated July 29, 1969 and recorded in Volume 69152, Page 1078, of said Deed Records;

      42. Deed from James M. Shaw and Sylvanus Allen, dated October 25, 1968 and recorded in Volume 68222, Page 1354, of said Deed Records;

      43. Deed from Pat N. Newson, dated October 7, 1968 and recorded in Volume 68200, Page 1822, of said Deed Records;

      44. Deed from Yale Griffis, dated June 9, 1969 and recorded in Volume 69118, Page 0994, of said Deed Records;

      45. Deed from K. B. Banks, et ux, Elnora Banks, dated October 16, 1968 and recorded in Volume 68209, Page 1936, of said Deed Records;

      46. Deed from B. J. Cardella, et ux, dated August 24, 1956 and recorded in Volume 4572, Page 299, of said Deed Records;

      47. Deed from Guillermo Valasquez C., et ux, dated June 13, 1956 and recorded in Volume 4525, Page 607, of said Deed Records;

      48. Deed from Jinnie Joe Williams dated July 11, 1956 and recorded in Volume 4539, Page 449, of said Deed Records;

      49. Deed from Frank Rodriquez, et ux, dated July 18, 1956 and recorded in Volume 4543, Page 241, of said Deed Records;

      50. Deed from Robert E. Frady dated August 23, 1956 and recorded in Volume 4564, Page 533, of said Deed Records;

      51. Deed from 0. M. McCratic dated August 20, 1956 and recorded in Volume 4562, Page 17, of said Deed Records;

      52. Deed from Mable Caison dated August 21, 1956 and recorded in Volume 4562, Page 19, of said Deed Records;

      53. Deed from Lee Boyd Johnson, et ux, dated August 3, 1956 and recorded in Volume 4562, Page 22, of said Deed Records;

      54. Deed from Louis F. Rick, et al, dated June 29, 1957 and recorded in Volume 4781, Page 119, of said Deed Records;

      55. Deed from Maggie Anton, dated August 29, 1956 and recorded in Volume 4566, Page 527, of said Deed Records;

      56. Deed from Jodie Bolt, et ux, dated June 21, 1956 and recorded in Volume 4531, Page 518, of said Deed Records;

      57. Deed from Carrie Tolbert dated July 18, 1956 and recorded in Volume 4551, Page 412, of said Deed Records;

FIELD NOTES O.K.


/s/ [illegible]
---------------

CONTINUATION OF REVISED FIELD NOTES DESCRIBING A PART OF FAIR PARK TO BE USED FOR AN AMPHITHEATER SITE. PAGE FIVE.

      58. Deed from Charles Williams, et ux, dated August 1, 1956 and recorded in Volume 4552, Page 67, of said Deed Records;

      59. Deed from P. B. Gonzales, et ux, dated June 20, 1956 and recorded in Volume 4523, Page 381, of said Deed Records;

      60. Deed from John H. Randle, et ux, dated November 1, 1968 and recorded in Volume 68239, Page 2073, of said Deed Records;

      61. Deed from D. E. Henson, dated November 12, 1968 and recorded in Volume 68234, Page 1559, of said Deed Records;

      62. Deed from T. 0. Lindsey, et ux, dated April 7, 1969 and recorded in Volume 69076, Page 2253, of said Deed Records;

      63. Deed from Louis Benavides, dated October 7, 1969 and recorded in Volume 69199, Page 1403, of said Deed Records;

      64. Deed from Tony R. Piazza, et ux, dated April 7, 1969 and recorded in Volume 69076, Page 2257, of said Deed Records;

      65. Deed from Adeles B. Callejo, et ux, dated October 14, 1970 and recorded in Volume 70210, Page 1434, of said Deed Records;

      66. Deed from Douglas A. Lord, et al, dated August 9, 1969 and recorded in Volume 69176, Page 0837, of said Deed Records;

      67. Confirmation Warranty Deed from Cleo Jernigan, et al, dated March 31, 1976 and recorded in Volume 76081, Page 2917, of said Deed Records;

      68. Deed from Floyd A. Borchardt, et ux, dated October 10, 1968 and recorded in Volume 68205, Page 1632, of said Deed Records;

      69. Deed from Lena Lingenfelder, et vir, dated August 28, 1969 and recorded in Volume 69178, Page 1477, of said Deed Records;

      70. Deed from Kathleen Renfro, dated September 17, 1969 and recorded in Volume 69213, Page 1620, of said Deed Records;

      71. Deed from Walter N. Mincey, Jr., et ux, dated March 14, 1969 and recorded in Volume 69057, Page 1794, of said Deed Records;

      72. Deed from Bennie Roberts and G. W. McMillian, dated April 4, 1969 and recorded in Volume 69067, Page 1910, of said Deed Records;

      73. Deed from Ira Levels, et ux, dated October 11, 1973, and recorded in Volume 73200, Page 0480, of said Deed Records;

      74. Deed from Paul A. Juhlin, et ux, dated August 4, 1969 and recorded in Volume 69172, Page 1434, of said Deed Records;

FIELD NOTES O.K.


/s/ [illegible]
---------------

CONTINUATION OF REVISED FIELD NOTES DESCRIBING A PART OF FAIR PARK TO BE USED FOR AN AMPHITHEATER SITE. PAGE SIX.

and being more particularly described as follows:

COMMENCING at the intersection of the original southeast line of Pennsylvania Avenue (46 feet wide) with the original northeast line of Second Avenue (61 feet wide);

THENCE North 42(degrees) 30' East along the original southeast line of Pennsylvania Avenue, a distance of 653.0 feet;

THENCE South 47(degrees) 30' East, a distance of 10.0 feet to the PLACE OF BEGINNING;

THENCE North 42(degrees) 30' East along the proposed southeast line for Pennsylvania Avenue, and along a line which is 10.00 feet perpendicular distance southeast from and parallel with the original southeast line of Pennsylvania Avenue, a distance of 655.00 feet to a point for corner;

THENCE North 79(degrees) 22' 12" East, a distance of 100.00 feet to a point for corner;

THENCE South 47(degrees) 30' East, a distance of 217.30 feet to a point for corner;

THENCE North 42(degrees) 30' East, a distance of 19.93 feet to a point for corner;

THENCE South 47(degrees) 30' East, a distance of 305.00 feet to a point for corner;

THENCE South 05(degrees) 30' 46" East, a distance of 43.99 feet to a point for corner;

THENCE South 42(degrees) 30' West, a distance of 804.19 feet to a point for corner;

THENCE North 81(degrees) 11' 24" West, a distance of 72.11 feet to a point for corner;

THENCE North 47(degrees) 30' West, a distance of 470.22 feet to a point for corner;

THENCE North 06(degrees) 57' 44" East, a distance of 145.85 feet to the Place of Beginning and containing approximately 522,635 square feet or 11.9981 acres of land.

SUBJECT TO all existing utilities.

CJT/mb
12-28-87/0595S
dk30


/s/ [illegible]
---------------

                               [GRAPHIC OMITTED]

                                   EXHIBIT "B"

                                AMPHITHEATRE SITE

                                       and

                                  PARKING AREA

                                       at

                                    FAIR PARK